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                               NATIONS FUNDS TRUST
                       SHAREHOLDER SERVICING PLAN ("PLAN")
                              FOR INVESTOR C SHARES

      Section 1. Each of the proper officers of Nations Funds Trust (the "Trust") is authorized to execute and deliver, in the name and on behalf of the Trust, written agreements based substantially on the form attached hereto as Appendix A or any other form duly approved by the Trust's Board of Trustees ("Agreements") with broker/dealers, banks and other financial institutions that are dealers of record or holders of record or which have a servicing relationship ("Servicing Agents") with the beneficial owners of Investor C Shares in any of the Trust's Funds (collectively, "Shares") provided that any material modifications of services listed in the Agreement shall be presented for approval or ratification by the Trustees at the next regularly scheduled Board Meeting. Pursuant to such Agreements, Servicing Agents shall provide shareholder support services as set forth therein to their clients who beneficially own Shares of the portfolios listed on Exhibit I (the "Funds") in consideration of a fee, computed monthly in the manner set forth in the applicable Fund's then current prospectus, at an annual rate of up to 0.25% of the average daily net asset value of the Shares beneficially owned by or attributable to such clients. The Trust's distributor, administrator and adviser, or affiliates thereof, are eligible to become Servicing Agents and to receive fees under this Plan. All expenses incurred by a Fund in connection with the Agreements and the implementation of this Plan shall be borne either by the holders of the Shares of the particular Fund involved. If more than one Fund is involved and these expenses are not directly attributable to Shares of a particular Fund, then the expenses may be allocated between or among the Shares of the Funds in a fair and equitable manner.

      Section 2. The Trust's administrator shall monitor the arrangements pertaining to the Trust's Agreements with Servicing Agents. The Trust's administrator shall not, however, be obligated by this Plan to recommend, and the Trust shall not be obligated to execute, any Agreement with any qualifying Servicing Agents.

      Section 3. So long as this Plan is in effect, the Trust's administrator shall provide to the Trust's Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.

      Section 4. Unless sooner terminated, this Plan shall continue in effect for a period of one year from its date of execution and shall continue thereafter for successive annual periods, provided that such continuance is specifically approved by a majority of the Board of Trustees, including a majority of the Trustees who are not "interested persons," as defined in the Investment Company Act of 1940, of the Trust and have no direct or indirect financial interest in the operation of this Plan or in any Agreement related to this Plan (the "Disinterested Trustees") cast in person at a meeting called for the purpose of voting on this Plan.

      Section 5. This Plan may be amended at any time with respect to any Fund by the Trust's Board of Trustees, provided that any material amendment of the terms of this Plan

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(including a material increase of the fee payable hereunder) shall become effective only upon the approvals set forth in Section 4.

      Section 6. This Plan is terminable at any time with respect to any Fund by vote of a majority of the Disinterested Trustees.

      Section 7. While this Plan is in effect, the selection and nomination of the Disinterested Trustees shall be committed to the discretion of such Disinterested Trustees.

      Section 8. The Trust will preserve copies of this Plan, Agreements, and any written reports regarding this Plan presented to the Board of Trustees for a period of not less than six years.

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                                    EXHIBIT I
                               NATIONS FUNDS TRUST

1.    Nations Asset Allocation Fund
2.    Nations Bond Fund
3.    Nations California Intermediate Municipal Bond Fund
4.    Nations California Municipal Bond Fund
5.    Nations California Tax-Exempt Reserves
6.    Nations Cash Reserves
7.    Nations Convertible Securities Fund
8.    Nations Florida Intermediate Municipal Bond Fund
9.    Nations Florida Municipal Bond Fund
10.   Nations Georgia Intermediate Municipal Bond Fund
11.   Nations Global Value Fund
12.   Nations Government Reserves
13.   Nations Government Securities Fund
14.   Nations High Yield Bond Fund
15.   Nations Intermediate Bond Fund
16.   Nations Intermediate Municipal Bond Fund
17.   Nations International Equity Fund
18.   Nations International Value Fund
19.   Nations Kansas Municipal Income Fund
20.   Nations LifeGoal Balanced Growth Portfolio
21.   Nations LifeGoal Growth Portfolio
22.   Nations LifeGoal Income and Growth Portfolio
23.   Nations LifeGoal Income Portfolio
24.   Nations Marsico 21st Century Fund
25.   Nations Marsico Focused Equities Fund
26.   Nations Marsico Growth Fund
27.   Nations Marsico International Opportunities Fund
28.   Nations Maryland Intermediate Municipal Bond Fund
29.   Nations MidCap Growth Fund
30.   Nations MidCap Value Fund
31.   Nations Money Market Reserves
32.   Nations Municipal Income Fund
33.   Nations Municipal Reserves
34.   Nations New York Tax-Exempt Reserves
35.   Nations North Carolina Intermediate Municipal Bond Fund
36.   Nations Short-Intermediate Government Fund
37.   Nations Short-Term Income Fund
38.   Nations Short-Term Municipal Income Fund
39.   Nations SmallCap Value Fund
40.   Nations Small Company Fund

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41.   Nations South Carolina Intermediate Municipal Bond Fund
42.   Nations Strategic Growth Fund
43.   Nations Strategic Income Fund
44.   Nations Tax-Exempt Reserves
45.   Nations Tennessee Intermediate Municipal Bond Fund
46.   Nations Texas Intermediate Municipal Bond Fund
47.   Nations Treasury Reserves
48.   Nations Value Fund
49.   Nations Virginia Intermediate Municipal Bond Fund

Approved:  December 9, 1999
Last Amended:  January 23, 2004